Exhibit 99.1

NEWS RELEASE

September 11, 2013	OTCQX: DPDW

DEEP DOWN, INC. ANNOUNCES AGREEMENT TO RAISE $7.4 MILLION IN PRIVATE PLACEMENT

HOUSTON, TX – September 11, 2013/PRNewswire/ – Deep Down, Inc. (OTCQX: DPDW) (“Deep Down”), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services today announced that it has entered into definitive agreements with a number of new and existing institutional investors in connection with a private placement, pursuant to which the Company has agreed to sell an aggregate of 4.1 million shares of its common stock at $1.80 per share, for total gross proceeds of $7.4 million. The price was calculated at a slight discount to the 30-day moving average, based on the date agreed upon in mid-August.

The Company intends to use the aggregate net proceeds from the transaction primarily to reduce debt, expand the Company’s production capacity and increase available working capital for future growth.

Ron Smith, Chief Executive Officer of Deep Down, Inc. stated, “Bringing in additional capital allows our Company to significantly improve the manufacturing process on our core product line, resulting in greater production capacity and increased gross margins. The demand for our services and products has never been stronger. We are bidding on more work and much bigger jobs and our backlog is at a record high. We are now well-positioned to address our multi-billion dollar industry.”

Gene Butler, Executive Chairman and Chief Financial Officer added, “We welcome our new institutional investors for their participation in helping shape the future of our Company. We are now in the position to accomplish several key objectives, which include further strengthening our balance sheet and improving our working capital position to bid on future projects. Additionally, this financing will significantly improve our overall capital structure and liquidity in our stock by increasing our institutional ownership to over 30% and places Deep Down in a better position to upgrade to a national stock exchange in the future. I am very pleased with the quality of our investor group and our Company’s position to address the rapidly growing deepwater offshore oil industry.”

The Company plans to file an S-1 registration statement for the newly issued shares within 30 days of closing the transaction. Additional details of the transaction will be reported on Form 8-K, which will be filed by the Company at a later date.

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. Deep Down’s primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties and that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

Stonegate Securities, Inc.

casey@stonegateinc.com

972.850.2001